Exhibit 99.1

Anhui Taiyang Poultry Announces 54% Increase in Gross Profit for 2011
First Quarter

Anhui Province, China – May 17, 2011 – Anhui Taiyang Poultry Co., Inc. (OTCBB: DUKS) (“Anhui Poultry” or the “Company”), a vertically integrated duck breeder, processor and distributor, today announced financial results for the first quarter ended March 31, 2011.

Financial Highlights for the First Quarter Ending March 31, 2011

●	Revenue totals $5.5 million, driven by 265% increase in higher margin Breeding Unit;
●	Gross profit rose 54% to $2.3 million; gross margin improves to 42.3% versus 19.7% a year ago;
●	Operating profit increased 56% to $1.3 million; and
●	Net income increased 214% to $1.5 million, with basic and diluted earnings per share of $0.15.

Mr. Wu Qiyou, Chief Executive Officer and Chairman of the Board of Directors, stated, “Our business operates through three business units, Breeding, Feed and Food, all of which are vertically integrated. During the 2011 first quarter, we continued to enjoy a high price for ducklings of approximately an average of 7.05 RMB or $1.07 per duckling, and 7.68 RMB or $1.17 per kilogram for processing ducks. For this reason we continued to sell a higher proportion of ducklings through our Breeding Unit, which carried higher margins at current prices than equivalent food product sold by our Food Unit, where prices remain relatively stable. As a result, during the 2011 first quarter, Breeding Unit revenue increased 265%, overall gross profit increased by 54%, and gross profit margins improved to 42% from 20%. Going forward we will continue to monitor industry trends and operate our business in the most profitable manner.”

Financial results for the three months ended March 31, 2011

Quarterly Financials (USD) (unaudited)
Three months ended March 31,	2011	2010	CHANGE
Revenue	$5.5 million	$7.7 million	-28%
Cost of Goods Sold	$3.2 million	6.2 million	-48%
Gross Profit	$2.3 million	$1.5 million	+54%
Gross Profit Margin	42%	20%	+115%
Operating Profit	$1.3 million	$808,000	+56%
Net Income *	$1.5 million	$460,000	+214%
 * Includes one-time gain of $909,993 on change in fair value of derivative financial instrument. On a normalized basis, net income would have totaled $536,102, an increase of 16.5% over the same period of 2010

Revenue for the first quarter ending March 31, 2011 totaled $5.5 million, a decrease of 28% as compared to $7.7 million for the first quarter ending March 31, 2010. During the 2011 first quarter, Breeding Unit revenue increased 265% to $4.8 million as compared to $1.3 million for the same period the year prior. Feed Unit revenue was minimal during the 2011 first quarter generating negligible sales compared to sales of approximately $55,000 in 2010. Food Unit revenue decreased 88% to $741,000 in 2011 as compared to $6.3 million in 2010.

2011 First Quarter Revenue Breakdown By Business Unit (USD in thousands)
3 months ending March 31,	2011	2010	CHANGE
Breeding Unit % of Sales	$4.8 million 87%	$1.3 million 17%	+265%
Feed Unit % of Sales	$82 0%	$55,000 1%	—
Food Unit % of Sales	$0.7 million 13%	$6.3 million 82%	-88%
Total Sales	$5.5 million	$7.7 million	-28%

Breeding Unit sales increased during the first quarter of 2011 primarily as a result of higher demand and market prices for ducklings in China. Because the Company generates its own ducklings from its biological assets, the cost of producing new ducklings does not fluctuate with the market selling price for the ducklings. At current industry pricing, the Company can maximize its profits by selling internally generated ducklings directly into the market, as opposed to using them as inputs for Food Unit products. The market price of packaged Food Unit products does not fluctuate as immediately with the market price of the input ducklings. Although overall revenue decreased by $2.2 million, gross profit increased by $817,000 as the margins on duck sales in 2011 exceeded Food Unit margins in 2010 as a result of substantially higher market prices for ducks in 2011. The Company expects sales to continue to fluctuate with the market price of ducks, and intends to continue to shift sales mix accordingly between ducks and food product to maximize profits as the market conditions change.

The Feed Unit realized minimal revenue during the 2011 and 2010 first quarters as products were primarily sold internally to the Breeding Unit. During the previous three quarters revenue within the Feed Unit was generated through one distributor. No sales were made to this distributor during the 2011 first quarter. The Company will attempt to market its feed products to external customers, primarily through feed distributors, in order to maintain revenue from such products.

Food Unit revenue was down for the 2011 first quarter as compared to the 2010 first quarter as a result of higher market prices for ducklings, which resulted in ducklings being sold to the market rather than being used internally for Food Unit products.  When market prices of ducks is unusually high, on a consolidated basis the Company can make higher profits by selling ducks into the market rather than processing them into food products, which have a more stable market price, and thus will yield lower margins when the input costs increase. Because the total number of ducks produced by the Breeding Unit is fairly constant, the Company can maximize profits by selling more live ducks when their market price is high, and by selling more food products when the market price of ducks is low. Accordingly, sales of Food Unit products decreased substantially from 2010 to 2011 as a larger portion of the ducks produced at our facility were sold directly by the Breeding Unit due to the higher market price in 2011 relative to 2010, rather than being processed and sold as food product.

Cost of goods sold for the 2011 first quarter totaled $3.2 million, a decrease of 48% as compared to $6.2 million for the same period in 2010. Cost of goods sold consists primarily of the cost of grains and fees paid to subcontracted farmers to raise commercial ducklings. Gross profit in 2011 increased 54% to $2.3 million compared to $1.5 million in 2010. Gross profit margins increased to 42% in 2011 as compared to 20% in 2010. The increase in gross margin was primarily the result of increased sales prices of duck and the relatively smaller increase in the cost of grains and other materials used to raise ducks. As a result margins on duck sales increased from 36% in the 2010 first quarter to 47% in the 2011 first quarter.

General and administrative expenses for the first quarter ending March 31, 2011 and 2010 were $1.1 million and $695,000, respectively. The increase year over year is comprised of expenses related to corporate administration, accounting and other shared corporate costs.

During the three months ended March 31, 2011, the Company recognized income resulting from a decrease in the fair value of derivative financial instruments in the amount of $910,000. The warrants issued in the Company’s financing transactions completed in November 2010 and March 2011 do not meet all of the established criteria for equity classification in FASB ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, and accordingly, are recorded as derivative liabilities at fair value. Changes in fair value of the warrants are charged or credited to income each period.

Net income for the first quarter ending March 31, 2011 increased 214% to $1.5 million as compared to $460,000 for the quarter ending March 31, 2010. During the quarter gross profit increased by $817,000 primarily from the higher market prices for ducks sold through the Breeding Unit. The Company also realized a gain of $910,000 in the first quarter of 2011 as a result of the decrease in the fair value of derivative financial instruments. Earnings per share for the 2011 first quarter was $0.15 based on 9.9 million basic and diluted shares as compared to $0.06 per share based on 8.1 million basic and diluted shares outstanding for the 2010 first quarter.

As of May 13, 2011 total shares outstanding were 10.4 million.

Liquidity and Capital Resources
As of March 31, 2011 cash and cash equivalents totaled $1.9 million. Total current assets and total assets as of March 31, 2011 totaled $19.3 million and $58.6 million as compared to $15.3 million and $53.9 million as of December 31, 2010. Total current liabilities and total liabilities as of March 31, 2011 totaled $19.5 million and $30.6 million as compared to $17.3 million and $28.3 million as of December 31, 2010. Total stockholder’s equity as of March 31, 2011 totaled $28 million or $2.84 per share based on 10.4 million shares outstanding as of March 31, 2011.

About Anhui Taiyang Poultry Company:
Anhui Poultry, founded in 1996, raises, processes and markets ducks and ducks related food products through three business lines. Anhui Poultry specializes in the breeding, hatching and cultivation of ducklings for resale and processing by its food processing unit, production of duck feed for internal use and external sales, and processing of commercial ducks into frozen raw food product for commercial resale. Current production unit capacity includes 100,000 tons of feed, 600,000 parent duck seedlings, 30 million commercial duck seedlings, and processing capacity of 15 million ducks. Strategically located in Ninnguo City, Anhui Province, China, Anhui Poultry operates in accordance with European, Japanese and Korean standards and is certified as a pollution free agricultural product by the national government.

Safe Harbor
Certain statements in this news release are forward-looking, including (without limitation) growing revenues and earnings, expected results from current projects and attracting new business. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of Anhui Poultry’s selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company’s filings with the SEC. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Investor Contact:
HSC Global, an affiliate of HC International
Alan Sheinwald, President
(914) 669-8885
Alan.Sheinwald@HSCGlobal.net
www.HSCGlobal.net

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Balance Sheets
(Expressed in United States Dollars)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$1,846,935	$1,930,319
Trade accounts receivable, net	5,239,202	5,348,650
Loans receivable	4,845,348	4,268,057
Inventories, net	3,457,450	1,762,709
Prepaid and other current assets	2,481,665	1,140,234
Proceeds receivable from sale of fertilizer plant	916,017	889,174
Due from related parties	559,316	—
Total current assets	19,345,933	15,339,143

Construction in progress	5,292,833	5,634,476
Property, plant and equipment, net	20,567,502	20,495,162
Land use rights	10,755,670	10,660,988
Other long term assets	2,631,242	1,808,384
Total assets	$58,593,180	$53,938,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses	$3,477,661	$2,858,112
Income tax payable	884,272	504,467
Derivative financial instruments	893,769	1,480,261
Other accounts payable	4,732,054	4,542,855
Due to related parties	—	30,249
Loans payable, current portion	9,465,504	7,864,727
Total current liabilities	19,453,260	17,280,671

Loans payable, long term portion	11,124,305	11,016,050
Total liabilities	30,577,565	28,296,721
Commitments and contingencies
Subsequent events

Stockholders’ equity
Common stock, par value $0.001, 75,000,000 shares authorized, 10,440,033 and 9,865,033 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	10,440	9,865
Additional paid-in capital	4,814,439	4,119,015
Appropriated retained earnings	1,353,912	1,353,912
Unappropriated retained earnings	20,453,497	19,007,402
Cumulative translation adjustment	1,383,327	1,151,238
Total equity	28,015,615	25,641,432

Total liabilities and stockholders’ equity	$58,593,180	$53,938,153

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Statements of Operations and Comprehensive Income
(Expressed in United States Dollars)
Unaudited

	Three months ended March 31,
	2011	2010

Revenues	$5,514,850	$7,688,952
Cost of goods sold	3,184,372	6,175,518

Gross Profit	2,330,478	1,513,434

Sales and marketing expenses	6,837	10,200
General and administrative expenses	1,058,454	694,750

Operating profit	1,265,187	808,484

Gain on change in fair value of derivative financial instruments	909,993	—
Other income	174,013	—
Subsidy income	46,187	35,015
Interest expense, net	(569,480)	(383,165)

Income before income taxes	1,825,900	460,334
Income tax expense	379,805	—

Net income	$1,446,095	$460,334

Comprehensive income:
Net income	$1,446,095	$460,334
Foreign currency translation adjustment	232,089	2,390

Comprehensive income	$1,678,184	$462,724

Earnings per share:
Basic and diluted	$0.15	$0.06

Weighted average number of common shares outstanding:
Basic and diluted	9,902,088	8,113,407